TIDAL TRUST IV 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 61 and Amendment No. 63 to the Registration Statement on Form N-1A of Tidal Trust IV with respect to VegaShares AI Energy ETF, VegaShares Multilayer Ceramic Capacitors ETF, VegaShares Printed Circuit Boards ETF, VegaShares Automated Test Equipment ETF, VegaShares Edge AI ETF, VegaShares Semiconductor Materials ETF, VegaShares Silicon Wafers ETF, each a series of shares of Tidal Trust IV, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 16, 2026